Exhibit 5.1

Harney Westwood & Riegels 3501 The Center 99 Queen’s Road Central Hong Kong Tel: +852 5806 7800 Fax: +852 5806 7810

12 February 2024

raymond.ng@harneys.com

+852 5806 7883

051382-0009-RLN

TOP Financial Group Limited

118 Connaught Road West

Room 1101

Hong Kong

Dear Sir or Madam

TOP Financial Group Limited (the Company)

We are lawyers qualified to practise in the Cayman Islands and have acted as Cayman Islands legal advisers to the Company in connection with an offering (the Offering) by the Company of an aggregate of 2,000,000 ordinary shares of par value US$0.001 per share (the Ordinary Shares) and warrants to purchase up to 2,000,000 ordinary shares of par value US$0.001 per share (the Warrants and such ordinary shares underlying the Warrants, the Warrant Shares). The Ordinary Shares, Warrants and Warrant Shares will be sold by the Company pursuant to the Company’s registration statement on Form F-3 (File No. 333-273066), as amended under the United States Securities Act of 1933, as amended (the Securities Act), initially filed with the Securities and Exchange Commission (the Commission) on 30 June 2023, and declared effective on 29 September 2023 (the Registration Statement), a base prospectus dated 29 September 2023 (the Base Prospectus) and a final prospectus supplement dated 11 February 2024 (together with the Base Prospectus, the Prospectus). In this opinion Companies Act means the Companies Act (2023 Revision) of the Cayman Islands.

We are furnishing this opinion as Exhibit 5.1 to the Form 6-K (the Form 6-K) to be filed by the Company with the Commission in connection with the Offering.

For the purposes of giving this opinion, we have examined the Documents (as defined in Schedule 1). We have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the transaction which is the subject of this opinion.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 which we have not independently verified.

The British Virgin Islands is Harneys Hong Kong office’s main jurisdiction of practice.

Jersey legal services are provided through a referral arrangement with Harneys (Jersey) which is an independently owned and controlled Jersey law firm.

Resident Partners: A Au | M Chu | JP Engwirda | Y Fan | P Kay | MW Kwok | IN Mann

R Ng | ATC Ridgers | PJ Sephton

Anguilla | Bermuda | British Virgin Islands | Cayman Islands Cyprus | Hong Kong | Jersey | London | Luxembourg Montevideo | São Paulo | Shanghai | Singapore harneys.com

Based solely upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the Cayman Islands:

1.	the allotment and issue of the Ordinary Shares as contemplated by the Registration Statement have been duly authorised and, when allotted, issued and fully paid for in accordance with the Registration Statement, and when the names of the shareholders are entered in the register of members of the Company, the Ordinary Shares will be validly allotted, issued and fully paid and there will be no further obligation of the holders of any of the Ordinary Shares to make any further payment to the Company in respect of such Ordinary Shares; and

2.	the issue of the Warrants and (upon exercise of the Warrants) the allotment and issue of the Warrant Shares as contemplated by the Registration Statement have been duly authorised. When the Warrant Shares are allotted, issued and fully paid for in accordance with the Registration Statement and the Warrants, and when the names of the shareholders are entered in the register of members of the Company, the Warrants Shares will be validly allotted, issued and fully paid and there will be no further obligation of the holders of any of the Warrant Shares to make any further payment to the Company in respect of such Warrant Shares.

This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the Cayman Islands as they are in force and applied by the Cayman Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. Except as specifically stated herein, we express no opinion as to matters of fact.

In connection with the above opinion, we hereby consent to the filing of this opinion as an exhibit to the Form 6-K, which is incorporated by reference into the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/ Harney Westwood & Riegels
Harney Westwood & Riegels

Schedule 1

List of Documents and Records Examined

1	The certificate of incorporation and the certificate of incorporation on change of name of the Company dated 1 August 2019 and 15 July 2022 respectively;

2	The memorandum and articles of association of the Company adopted by special resolution dated 13 July 2022;

3	The register of directors of the Company provided to us on 12 February 2024;

Copies of 1 to 3 above have been provided to us by the Company (the Corporate Documents, and together with 4 and 5 below, the Documents).

4	A copy of the executed written resolutions of the board of directors of the Company dated 11 February 2024 (the Resolutions); and

5	The Registration Statement.

Schedule 2

Assumptions

1	Authenticity of Documents. Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals. All original Corporate Documents are authentic, all signatures, initials and seals are genuine, all copies of the Registration Statement are true and correct copies and the Registration Statement conform in every material respect to the latest drafts of the same produced to us and, where the Registration Statement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated.

2	Corporate Documents. All matters required by law to be recorded in the Corporate Documents are so recorded, and all corporate minutes, resolutions, certificates, documents and records which we have reviewed are accurate and complete, and all facts expressed in or implied thereby are accurate and complete as at the date of the passing of the Resolutions.

3	No Steps to Wind-up. The directors and shareholders of the Company have not taken any steps to appoint a liquidator of the Company and no receiver has been appointed over any of the Company’s property or assets.

4	Resolutions. The Resolutions remain in full force and effect.

5	Unseen Documents. Save for the Corporate Documents provided to us there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the Registration Statement.

Schedule 3

Qualifications

1	Foreign Statutes. We express no opinion in relation to provisions making reference to foreign statutes in the Registration Statement.

2	Commercial Terms. Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

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